Exhibit 99.1

CONTACTS:
Mike Steele	Karen Denning
Investor Relations	Media Relations
561-438-3657	630-438-7445
Michael.Steele@officedepot.com	Karen.Denning@officedepot.com

Office Depot, Inc. Announces Third Quarter 2015 Results

Continues to Deliver Improvement in Operating Income

North American Retail Division Same-Store Sales Grow 3%

Boca Raton, Fla., November 3, 2015 — Office Depot, Inc. (“Office Depot”, or the “company”) (NASDAQ: ODP), a leading global provider of office products, services, and solutions, which entered into a definitive agreement on February 4, 2015 to be acquired by Staples, Inc. (“Staples”), today announced results for the third quarter ended September 26, 2015.

“We delivered strong operating results in the third quarter, despite the continued disruption related to the pending acquisition by Staples,” said Roland Smith, chairman and chief executive officer of Office Depot. “Compared to the prior year period, third quarter adjusted operating income increased almost 30% driven by North American Retail same-store sales growth of 3%, and substantial synergies and efficiencies generated from the integration of Office Depot/OfficeMax and our European restructuring. Planned store closures and foreign currency translation continue to be the primary causes of lower total company sales versus last year.”

Smith added, “We are working with the regulatory agencies to clear the pending acquisition by Staples, and expect to close the transaction in late 2015 or early 2016.”

Consolidated Results

Reported (GAAP) Results

Total reported sales for the third quarter of 2015 were $3.7 billion compared to $4.1 billion in the third quarter of 2014, a decrease of 9%.

In the third quarter of 2015, Office Depot reported operating income of $51 million and net income attributable to Office Depot, Inc. was $6 million, or $0.01 income per share. In the third quarter of 2014, reported operating income was $49 million and net income attributable to Office Depot, Inc. was $29 million, or $0.05 income per share.

Adjusted (non-GAAP) Results (1)

Total adjusted sales in the third quarter of 2015 declined 2% compared to the prior year period, excluding the impact of U.S. retail store closures, foreign currency translation, and sales from the company’s interest in the Grupo OfficeMax joint venture which was sold in August 2014.

Adjusted operating income for the third quarter of 2015 was $163 million compared to $126 million in the third quarter of 2014. Adjusted net income attributable to Office Depot, Inc. for the third quarter of 2015 was $87 million, or $0.16 earnings per share, compared to adjusted net income of $52 million, or $0.10 income per share, in the third quarter of 2014.

•	Adjusted operating income for the third quarter of 2015 excludes special charges and credits totaling $112 million, which were comprised of $84 million in expenses related to the Office Depot/OfficeMax merger and the pending acquisition by Staples, $27 million in International restructuring charges, and $1 million in non-cash store impairment charges.

•	Adjusted net income for the third quarter of 2015 excludes the after-tax impact of these items.

Consolidated (in millions, except per share amounts)	3Q15	3Q14	YTD15	YTD14
Selected GAAP measures:
Sales	$3,690	$4,069	$11,007	$12,263
Sales decline from prior year period	(9)%		(10)%
Gross profit	$936	$987	$2,688	$2,885
Gross profit margin	25.4%	24.3%	24.4%	23.5%
Operating income (loss)	$51	$49	$88	$(214)
Net income (loss) attributable to Office Depot, Inc.	$6	$29	$(7)	$(270)
Net earnings (loss) per share	$0.01	$0.05	$(0.01)	$(0.51)
Selected Non-GAAP measures:(1)
Adjusted sales decline from prior year period excluding Grupo OfficeMax JV sales, foreign currency translation, and impact from U.S store closures	(2)%		(3)%
Adjusted gross profit	$936	$979	$2,688	$2,844
Adjusted gross profit margin	25.4%	24.2%	24.4%	23.5%
Adjusted operating income	$163	$126	$371	$211
Adjusted operating income margin	4.4%	3.1%	3.4%	1.7%
Adjusted net income attributable to Office Depot, Inc.	$87	$52	$190	$77
Adjusted net earnings per share	$0.16	$0.10	$0.34	$0.14

(1)	Adjusted results include non-GAAP measures and exclude charges or credits not indicative of our core operations and the after-tax impact of these items, which may include but not be limited to merger integration and acquisition-related expenses, restructuring charges, significant legal accruals, and asset impairments. 2014 adjusted results also exclude results from the Grupo OfficeMax consolidated joint venture for comparability, as the Office Depot interest in the joint venture was sold in August 2014. Additionally, the adjusted rate of sales decline for the consolidated company excludes 2014 sales from the company’s interest in the Grupo OfficeMax joint venture, the impact from foreign currency translation, and U.S retail store closures. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on our Investor Relations website at investor.officedepot.com.

Divisional Results

North American Retail Division

Retail Division sales were $1.6 billion in the third quarter of 2015, a decline of 7% compared to the prior year period, primarily due to planned store closures in the twelve months through September 26, 2015. Same-store sales increased 3%, driven largely by transferred sales from closed stores and increased operational effectiveness, including a strong back-to-school season program.

North American Retail (in millions)	3Q15	3Q14	YTD15	YTD14
Sales	$1,604	$1,722	$4,599	$4,989
Same-store sales increase from prior year	3%		0%
Division operating income	$120	$79	$248	$110
Division operating income margin	7.5%	4.6%	5.4%	2.2%

Retail Division operating income was $120 million, or 7.5% of sales, in the third quarter of 2015 compared to $79 million, or 4.6% of sales, in the third quarter of 2014. The improvement from the prior year quarter resulted largely from a decrease in occupancy costs driven by store closures, a decrease in selling, general and administrative expenses including advertising and payroll, as well as favorable legal settlements and an improvement in the gross margin rate.

Office Depot ended the third quarter of 2015 with a total of 1,620 retail stores in the North American Retail Division. During the quarter, the company closed 6 stores.

North American Business Solutions Division

Business Solutions Division sales were $1.4 billion in the third quarter of 2015, a decline of 6% compared to the prior year period. Sales declined 5% in constant currency, and were lower in both the contract and direct channels. The sales decline was primarily due to the scheduled transition out of a legacy OfficeMax buying arrangement, lower sales in Canada, disruption related to the pending acquisition by Staples, and lower customer order fill rates attributable to merger integration activities. Customer attrition from the decommissioning of our legacy OfficeMax ecommerce sites and the continued reduction in catalog sales through our call centers, also contributed to the decline in sales.

Business Solutions (in millions)	3Q15	3Q14	YTD15	YTD14
Sales	$1,438	$1,522	$4,348	$4,554
Sales decline in constant currency from prior year	(5)%		(4)%
Division operating income	$66	$67	$186	165
Division operating income margin	4.6%	4.4%	4.3%	3.6%

Business Solutions Division operating income was $66 million, or 4.6% of sales, in the third quarter of 2015 compared to $67 million, or 4.4% of sales, in the third quarter of 2014. The decrease in operating income compared to the prior year quarter reflected the negative flow-through impact of lower sales; partially offset by lower selling, general and administrative expenses including payroll and advertising, and a higher gross margin rate.

International Division

International Division sales were $0.6 billion in the third quarter of 2015, a decline of 19% compared to the prior year period, primarily due to the negative impact of foreign currency translation. International sales declined 5% in constant currency primarily due to competitive pressures, sales force vacancies caused by our European restructuring, and disruption related to the pending acquisition by Staples.

International (in millions)	3Q15	3Q14	YTD15	YTD14
Sales	$648	$797	$2,060	$2,565
Sales decline in constant currency from prior year	(5)%		(6)%
Division operating income	$1	$10	$17	$25
Division operating income margin	0.2%	1.3%	0.8%	1.0%

International Division operating income was $1 million, or 0.2% of sales, in the third quarter of 2015 compared to $10 million, or 1.3% of sales, in the third quarter of 2014. The decline from the prior year quarter primarily reflected the negative flow-through impact of lower sales and a lower gross margin rate, including the transaction impacts of certain international product purchases denominated in U.S. Dollars; partially offset by lower selling, general and administrative expenses including payroll and advertising.

At the end of the third quarter of 2015, there were a total of 272 retail stores in the International Division, including 149 company-owned stores and 123 stores operated by franchisees and licensees.

Corporate Results

Corporate includes support staff services and certain other expenses that are not allocated to the three divisions. Unallocated operating costs were $24 million in the third quarter of 2015 compared to $29 million in the third quarter of 2014.

Balance Sheet and Cash Flow

As of September 26, 2015, Office Depot had $958 million in cash and cash equivalents and approximately $1.2 billion available under the Amended and Restated Credit Agreement, for total available liquidity of approximately $2.1 billion. Total debt was $699 million, excluding $824 million of non-recourse debt related to the credit-enhanced timber installment notes. In the third quarter of 2015, cash provided by operating activities was $135 million, and included payments related to merger and acquisition expenses, and international restructuring. Capital expenditures were $52 million in the third quarter of 2015, including $26 million related to merger integration.

Acquisition by Staples

On February 4, 2015, Office Depot and Staples announced that the companies entered into a definitive agreement under which Staples will acquire all of the outstanding shares of Office Depot. Under the terms of the agreement, Office Depot shareholders will receive, for each Office Depot share, $7.25 in cash and 0.2188 of a share in Staples stock at closing. The transaction has been approved by both companies’ Board of Directors, and was overwhelmingly approved by Office Depot shareholders at the Annual Meeting on June 19, 2015, with 99.5% of votes cast in favor of the transaction. The proposed transaction received clearance from the Australian Competition and Consumer Commission, the Commerce Commission of New Zealand, and the Ministry of Commerce of the People’s Republic of China. Office Depot and Staples continue to seek clearance from regulatory agencies in the United States, the European Union, and Canada.

On September 25, 2015, the European Commission announced that it has opened a Phase II review of the Staples Acquisition under the EU Merger Regulation, which currently provides the European Commission until February 10, 2016 to issue its decision. On October 12, 2015, Office Depot and Staples mutually agreed with the United States Federal Trade Commission (“FTC”) to extend the review period for the Staples Acquisition. Under the terms of the agreement, the FTC has agreed to issue its decision regarding the transaction by December 8, 2015. In light of the timing agreement with the FTC and the Phase II review in Europe, the closing of the transaction could be delayed until early 2016.

Outlook

Office Depot continues to expect total company sales in 2015 to be lower than 2014, primarily due to its decision to close certain stores, the negative impact of currency translation, business disruption from the announcement of the pending acquisition by Staples, and continued challenging market conditions in our industry.

In 2015, total company capital expenditures are expected to be approximately $200 million, including approximately $80 million related to merger integration. Total company depreciation and amortization is expected to be approximately $300 million in 2015.

With respect to the OfficeMax merger:

•	Office Depot continues to expect to achieve total annual run-rate merger synergy benefits of more than $750 million by the end of 2016.

•	The company continues to execute on its U.S. retail store optimization plan, and expects to close approximately 180 stores in 2015 and more than 50 in 2016, for a total of at least 400 closures by the end of 2016.

•	The company expects approximately $250 million of cash merger integration expenses will be required during the 2015-2016 period, including expenses related to optimizing the U.S. retail store portfolio.

•	The company anticipates merger integration capital spending of approximately $160 million during the 2015-2016 period (approximately $80 million each year).

Also, the company expects the European restructuring plan to generate annualized cost reduction benefits of approximately $80 million by the end of 2016, based on current exchange rates (no change to the original estimated benefit in local currencies that was initially communicated in October 2014). Restructuring charges are expected to be approximately $80 million in 2015, consisting of severance pay and other employee termination benefits as well as lease obligation and other costs.

Additionally, the company estimates it will incur approximately $120 million of expenses related to the pending acquisition by Staples, primarily consisting of employee retention costs and advisory fees, $95 million of which were incurred in the first nine months of fiscal 2015.

About Office Depot, Inc.

Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school or car.

The company has annual sales of approximately $16 billion, employs approximately 56,000 associates, and serves consumers and businesses in 59 countries with approximately 1,800 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, franchisees, licensees and alliance partners. The company operates under several banner brands including Office Depot, OfficeMax, Grand & Toy, and Viking. The company’s portfolio of exclusive product brands include TUL, Foray, Brenton Studio, Ativa, WorkPro, Realspace and HighMark.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol ODP. Additional press information can be found at: http://news.officedepot.com.

All trademarks, service marks and trade names of Office Depot, Inc. and OfficeMax Incorporated used herein are trademarks or registered trademarks of Office Depot, Inc. and OfficeMax Incorporated, respectively. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, risks related to Office Depot’s proposed merger with Staples, including satisfaction of the conditions of the proposed merger in the proposed timeframe or at all, contractual restrictions on the conduct of Office Depot’s business included in the merger agreement and the potential for loss of key personnel, disruption in key business activities or any impact on Office Depot’s relationships with third parties as a result of the announcement of the proposed merger; adverse regulatory decisions; unanticipated changes in the markets for Office Depot’s business segments; the inability to realize expected benefits from Office Depot’s European restructuring plan; fluctuations in currency exchange rates, unanticipated downturns in business relationships with customers; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technology products and services; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and stockholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Reports on Form 10-K, as amended, and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	9/26/2015	9/27/2014	9/26/2015	9/27/2014
Sales	$3,690	$4,069	$11,007	$12,263
Cost of goods sold and occupancy costs	2,754	3,082	8,319	9,378

Gross profit	936	987	2,688	2,885
Selling, general and administrative expenses	773	859	2,316	2,665
Asset impairments	1	6	10	77
Merger, restructuring, and other operating expenses, net	111	72	274	276
Legal accrual	—	1	—	81

Operating income (loss)	51	49	88	(214)
Other income (expense):
Interest income	6	6	18	18
Interest expense	(22)	(25)	(71)	(65)
Other income (expense), net	(1)	1	1	(1)

Income (loss) before income taxes	34	31	36	(262)
Income tax expense	28	2	43	6

Net income (loss)	6	29	(7)	(268)
Less: Results attributable to the noncontrolling interests	—	—	—	2

Net income (loss) attributable to Office Depot, Inc.	$6	$29	$(7)	$(270)

Basic and diluted earnings (loss) per share	$0.01	$0.05	$(0.01)	$(0.51)

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

(Unaudited)

	September 26, 2015	December 27, 2014
Assets
Current assets:
Cash and cash equivalents	$958	$1,071
Receivables, net	1,231	1,264
Inventories	1,586	1,638
Prepaid expenses and other current assets	250	245

Total current assets	4,025	4,218
Property and equipment, net	816	963
Goodwill	396	391
Other intangible assets, net	58	72
Timber notes receivable	910	926
Deferred income taxes	21	32
Other assets	233	242

Total assets	$6,459	$6,844

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$1,241	$1,340
Accrued expenses and other current liabilities	1,337	1,517
Income taxes payable	18	4
Short-term borrowings and current maturities of long-term debt	56	32

Total current liabilities	2,652	2,893
Deferred income taxes and other long-term liabilities	580	621
Pension and postretirement obligations, net	180	196
Long-term debt, net of current maturities	643	674
Non-recourse debt	824	839

Total liabilities	4,879	5,223

Commitments and contingencies
Stockholders’ equity:
Common stock—authorized 800,000,000 shares of $.01 par value; issued shares – 554,642,753 in September 2015 and 551,097,537 in December 2014	6	6
Additional paid-in capital	2,595	2,556
Accumulated other comprehensive income	34	107
Accumulated deficit	(997)	(990)
Treasury stock, at cost – 5,915,268 shares in 2015 and 2014	(58)	(58)

Total equity	1,580	1,621

Total liabilities and stockholders’ equity	$6,459	$6,844

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	39 Weeks Ended
	9/26/2015	9/27/2014
Cash flows from operating activities:
Net loss	$(7)	$(268)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	220	233
Charges for losses on inventories and receivables	46	55
Asset impairments	10	77
Loss on disposition of joint venture	—	2
Changes in working capital and other	(269)	(64)

Net cash provided by operating activities	—	35

Cash flows from investing activities:
Capital expenditures	(123)	(90)
Restricted cash	—	(4)
Proceeds from sale of joint venture, net	—	43
Acquisition, net of cash acquired	(9)	—
Proceeds from sale of available for sale securities	—	43
Proceeds from assets sold and other	65	9

Net cash provided by (used in) investing activities	(67)	1

Cash flows from financing activities:
Net proceeds on employee share-based transactions	7	4
Net payments on long and short-term borrowings	(23)	(14)
Debt related fees	(1)	—

Net cash used in financing activities	(17)	(10)

Effect of exchange rate changes on cash and cash equivalents	(29)	(16)
Net increase (decrease) in cash and cash equivalents	(113)	10
Cash and cash equivalents of consolidated joint venture held for sale at beginning of period	—	7
Cash and cash equivalents at beginning of period	1,071	948

Cash and cash equivalents at end of period	$958	$965

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not indicative of our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed on the Investor Center page on our Investor Relations website at investor.officedepot.com. Also, our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. Such non-GAAP information should not be considered superior to the GAAP amounts. Certain portions of those reconciliations are provided in the following tables.

(In millions, except per share amounts)

Q3 2015	Reported (GAAP)	% of Sales	Less: Charges & Credits	Less: Grupo OfficeMax	Adjusted (Non-GAAP)	% of Sales
Sales	$3,690		$—	$—	$3,690
Gross profit	936	25.4%	—	—	936	25.4%
Operating expenses	885	24.0%	112	—	773	20.9%

Operating income (loss)	$51	1.4%	$(112)	$—	$163	4.4%
Net income (loss) attributable to Office Depot, Inc.	$6	0.2%	$(81)	$—	$87	2.4%
Earnings (loss) per share	$0.01		$(0.15)	$—	$0.16

Q3 2014	Reported (GAAP)	% of Sales	Less: Charges & Credits	Less: Grupo OfficeMax	Adjusted (Non-GAAP)	% of Sales
Sales	$4,069		$—	$28	$4,041
Gross profit	987	24.3%	—	7	979	24.2%
Operating expenses	938	23.1%	79	6	853	21.1%

Operating income (loss)	$49	1.2%	$(79)	$1	$126	3.1%
Net income (loss) attributable to Office Depot, Inc.	$29	0.7%	$(25)	$0	$52	1.3%
Earnings (loss) per share	$0.05		$(0.05)	$0.00	$0.10

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited) (continued)

YTD Q3 2015	Reported (GAAP)	% of Sales	Less: Charges & Credits	Less: Grupo OfficeMax	Adjusted (Non-GAAP)	% of Sales
Sales	$11,007		$—	$—	$11,007
Gross profit	2,688	24.4%	—	—	2,688	24.4%
Operating expenses	2,600	23.6%	284	—	2,316	21.0%

Operating income (loss)	$88	0.8%	$(284)	$—	$371	3.4%
Net income (loss) attributable to Office Depot, Inc.	$(7)	(0.1)%	$(197)	$—	$190	1.7%
Earnings (loss) per share	$(0.01)		$(0.35)	$—	$0.34

YTD Q3 2014	Reported (GAAP)	% of Sales	Less: Charges & Credits	Less: Grupo OfficeMax	Adjusted (Non-GAAP)	% of Sales
Sales	$12,263		$—	$155	$12,108
Gross profit	2,885	23.5%	—	40	2,844	23.5%
Operating expenses	3,099	25.3%	434	32	2,633	21.7%

Operating income (loss)	$(214)	(1.7)%	$(434)	$8	$211	1.7%
Net income (loss) attributable to Office Depot, Inc.	$(270)	(2.2)%	$(350)	$2	$77	0.6%
Earnings (loss) per share	$(0.51)		$(0.65)	$0.00	$0.14

Amounts may not foot due to rounding

Note: Beginning with the first quarter of 2015, the company has recognized deferred tax benefits in its US tax provision for determining non-GAAP net income attributable to Office Depot, Inc. and earnings per share (“EPS”). This change has not been applied to the tax provision for determining GAAP net income attributable to Office Depot, Inc. or EPS as the company remains in a cumulative loss for the 36 month period on a GAAP basis.

Sales Decline Reconciliation:	13 Weeks Ended September 26, 2015	39 Weeks Ended September 26, 2015
Reported (GAAP) sales decline	(9)%	(10)%
Exclusion of foreign currency translation impact	(3)%	(3)%
Exclusion of U.S. store closure impacts	(4)%	(3)%
Exclusion of 2014 Grupo OfficeMax JV sales	(1)%	(1)%

Adjusted Sales decline (excluding impact from foreign currency translation, U.S. retail store closures, and 2014 Grupo OfficeMax JV sales)	(2)%	(3)%

Amounts may not foot due to rounding

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	Q3 2015	YTD Q3 2015
North American Retail (NAR):
Stores opened	—	—
Stores closed	6	125
Total NAR (U.S.) stores	1,620
Total NAR square footage (in millions)	36.7
Average square footage per store (in thousands)	22.7
International Division Company-Owned:
Stores opened	3	6
Stores closed	—	3
Total International Company-Owned	149
International Division Franchisees & Licensees:
Stores opened	3	8
Stores closed	1	2
Total International Franchisees & Licensees	123